Exhibit 99.1(a)
Third Quarter 2024 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation third quarter 2024 earnings prepared comments. The Celanese Corporation third quarter 2024 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
Today we reported third quarter 2024 adjusted earnings of $2.44 per share (inclusive of approximately $0.30 per share of Mobility & Materials (M&M) transaction amortization1). Our results were impacted by broad deterioration of demand conditions in the quarter relative to our expectations which more than offset the improvements we continue to deliver from the implementation of value-enhancing initiatives like our M&M synergy projects and our Clear Lake acetic acid expansion. We delivered year-over-year expansion of adjusted EBIT, operating EBITDA, and operating EBITDA margins despite difficult conditions. However, the earnings growth generated from this execution fell short of our expectations. Delivery of our action plans could not offset the increasing headwinds caused by demand dynamics that worsened during the quarter, in some cases rapidly. Among the key drivers of the quarterly demand deterioration were:
•Automotive: An acute decline in Western Hemisphere automotive activity further strained demand challenges for Engineered Materials (EM). European Union auto registrations illustrate the severity and speed of the decline. Monthly registrations in the region climbed above one million for the
1 Calculated as intangible amortization from the M&M transaction divided by diluted weighted average shares outstanding.

second time this year in June, and then fell by approximately 45 percent in August. This caused an abrupt shift in demand patterns and a reduction in inventory levels across the auto value chain which were already at levels consistent with anticipated second half improvement.
•Industrial: Volumes into EM's industrial segments fell 8 percent sequentially, and declines were especially pronounced in Europe. Lower than anticipated sales into segments like stock shapes, rods, and sheets particularly affected volumes in the largest product lines like POM, GUR, and Nylon.
•Paints, coatings, and construction: Persistent anemic demand conditions across these segments continue to contribute to a demand environment for the Acetyl Chain (AC) that is uneven and, in some countries, continuing to contract. Additional vinyl acetate monomer (VAM) supply that came online further outpaced demand and amplified continued weakness in construction and solar panels which caused margin compression in the vinyl chain2 in Asia.
While the macroeconomic challenges we are facing are not unique to Celanese, we remain committed to identifying additional ways to improve our performance. We continue to accelerate our controllable action plans, and the steps we are taking are showing up in our results:
•Within AC, the agility from our consistent investments to advance optionality enabled the business to continue to pivot toward available demand and once again deliver operating EBITDA margins above 25 percent for 30 consecutive quarters.
•Within EM, substantial delivery of synergies from projects like manufacturing footprint optimization, functional cost take-out, and realization of growth programs from the project pipeline model partially offset the impact of demand declines. Overall, the synergy projects associated with the integration remain on track.
Unfortunately, when you look at the big picture, the impact of these controllable actions has been increasingly offset by headwinds throughout the year, and the outlook across the majority of our end-markets is poor for the remainder of 2024 and uncertain going into 2025. The soft demand environment is impacting our cash generation due to lower earnings and slower cycling of working capital, including an unanticipated inventory build due to a rapid downturn in our order book in end-markets like auto. Given our 2024 results thus far and our expectation of continued demand challenges, we are continuing to take bold actions to strengthen earnings and cash generation. These actions include the following:
2 The vinyl chain includes VAM, emulsions, redispersible powders (RDP), and ethylene vinyl acetate (EVA).

•We are implementing cost reduction programs that are expected to realize greater than $75 million by the end of 2025. These reductions are incremental to what we have achieved through the synergy projects that have already been completed or initiated. The focus is on driving selling, general, and administrative (SG&A) productivity to better align our cost structure with current market realities, while maintaining the ability to scale when recovery begins and growth resumes.
•We intend to temporarily reduce our quarterly dividend by approximately 95 percent beginning in the first quarter of 2025. We recognize the importance of the dividend to our shareholders and have a track record of annual growth in the dividends paid per share for over a decade. Given the challenging business backdrop that I described, the pace of our deleveraging has been below our expectations. Therefore, we have recently reassessed a variety of options to support our deleveraging and determined, with the support of the Board, that a reduction in the dividend is the most prudent and cost-effective path forward. Our intent is for this to be a temporary measure during this deleveraging phase.
•We are reducing our production to match current demand. This includes temporarily idling facilities in every region to save fixed costs and drive inventory reductions across the global network. We anticipate these actions will generate an approximately $200 million EM sequential inventory release in the fourth quarter.
•We continue to be relentlessly focused on efficiently and stringently deploying capital, and will target next year’s capex spending to be approximately $400 million.
•We secured a new 364-day delayed draw term loan with availability up to $1 billion that we plan to put toward our debt maturities in the first quarter of 2025. This new term loan will allow us to cost-effectively bridge timing impacts of our cash generation due to poor demand.
While these actions may take some time to fully pull through to our financial results, we want to be clear on the path forward. Our long history of operational excellence, strong execution, and focus on controllable actions positions us well to navigate a wide range of environments. The Clear Lake acetic acid expansion will not only drive near term productivity, but also provides low cost available capacity to capture meaningful growth as demand recovers. The actions we have taken in EM and at the corporate level have lowered our fixed cost base. As we ramp up our growth trajectory through the project pipeline in EM, that lower fixed cost base will amplify the margin of every incremental ton sold. When recovery does take hold, we are confident these transformational steps should generate long-term growth and value creation.

With that, let me turn it over to Scott and Chuck to further discuss our third quarter business and financial performance.

Scott Richardson, Celanese Corporation, Executive Vice President and Chief Operating Officer
In the third quarter, Engineered Materials (EM) delivered quarterly adjusted EBIT of $237 million and operating EBITDA of $348 million at margins of 16 and 23 percent, respectively. The adjusted EBIT contribution for the quarter was impacted by a demand environment that remained constrained and, as Lori described in the case of auto, rapidly degraded relative to our expectations. We delivered a 3 percent year-over-year increase in adjusted EBIT while sales fell by 3 percent over the same period. When removing the impact of the divested Food Ingredients business, the year-over-year increase in adjusted EBIT was 8 percent3 while sales fell by 1 percent. Contributing to the sales decline, EM has continued to face an unfavorable pricing environment due to intensifying competitive dynamics in standard grade applications that are offsetting improvements in costs. Through execution against controllable actions like commercial integration, manufacturing footprint optimization, and functional cost synergies, EM was able to deliver slightly improved adjusted EBIT while laying transformational building blocks that will drive value in the future.
Even so, the third quarter adjusted EBIT result fell short of our expectations and was 12 percent below the lower end of our targeted range. As we anticipated, the quarter was impacted by an approximate $30 million cost from drawing inventory mainly associated with production campaign timing. However, the moderate sequential volume expansion we expected across most products and applications did not develop. Instead, volumes fell by 2 percent sequentially due to unexpected shifts in demand. These volumetric declines were offset by mix improvement from higher margin products like Vamac® and Hytrel®.
The largest impact to the business for the quarter was from the automotive sector, especially in the Western Hemisphere where EM's content per vehicle is typically higher. Auto in Europe and North America experienced a shock to the demand patterns that had been relatively steady for the previous several quarters, with swift sales declines in both regions that led to a pullback in auto builds. In Europe, third party forecasts called for a 3 percent third quarter year-over-year increase in auto builds as recently as this past July. Just three months later, the actual builds were recorded as having a quarterly decrease of
3 The Food Ingredients (FI) business was divested and contributed to the Nutrinova Food Ingredients joint venture (FI JV) on September 27, 2023. Q3 2023 EM adjusted EBIT included adjusted EBIT of $13 million related to FI, Q3 2023 EM Net sales included $36 million related to FI and Q3 2024 EM adjusted EBIT included $3 million of equity earnings related to FI JV.

2.5 percent. Our anticipation of a moderate sequential second half increase in auto did not materialize. Auto builds at the global level were down slightly sequentially in the third quarter and were down 14 percent in Europe. Likewise, North American auto builds fell by 6 percent sequentially. Decreases of this nature move quickly through the value chain in a bull whip manner, abruptly impacting volumes and inventory levels in the Western Hemisphere and causing us to lag auto builds. In Asia, demand remained sluggish but did not display the same trajectory as the Western Hemisphere. Here, EM’s year-over-year volumes were mainly flat to the previous year and outperformed auto builds.
The headwinds from automotive also affected the overall nylon business, which saw margin compression even as the commercial teams were able to keep volumes consistent with the second quarter. Indices in all regions reported price declines throughout the quarter. China prices for undifferentiated nylon polymer remained challenged and reflect supply that is outpacing sluggish demand. Our focus remains on our differentiated compounded products, and we now have the flexibility to swiftly adjust to polymer price fluctuations by choosing to either produce or externally source. This more contemporary nylon business model continues to provide needed flexibility in our manufacturing and sourcing decisions. Consistent with last quarter, we are strategically sourcing more standard nylon 6,6 polymer grades to take advantage of local conditions, while importing our differentiated compounded grades.
Faced with severe external headwinds, we are focusing our attention on controllable actions. We have completed or initiated all of our synergy plans for 2024. The continued scaling of our project pipeline model partially offsets near-term headwinds, while also building the foundation for future growth. Although near-term end-market dynamics are likely to remain uneven and unpredictable, our customers desire innovation and we are continually taking proactive steps to deliver value in response to those needs. The value per customer project won has increased by nearly 30 percent compared to 2022, and is an indication of the progress of the commercial integration. Our closed - won metric, which measures the total value of awarded commercial projects, increased 18 percent year-over-year for electric vehicle projects. The depressed demand environment has slowed the ramp up of project revenues. The work being done now in the project pipeline positions us for growth as demand recovers, and earnings will be amplified by the cost transformations we have made through our manufacturing footprint and sourcing strategy.
In the fourth quarter, we expect further demand declines and additional one-time challenges that will impact adjusted EBIT. We anticipate a headwind of approximately $40 million related to severe but temporary destocking in automotive, industrial, and with our distribution customers, as well as approximately $15 million from sequential seasonal declines associated with product mix. We also anticipate a reduction in affiliate earnings of approximately $15 million. Finally, we expect a headwind of approximately $15 million associated with temporarily idling production to better align with demand in the fourth quarter, enabling working capital improvement through inventory draw down. We anticipate the scope of the production reductions will be broad and include ten sites across the EM global network. While the production curtailments are acute, we anticipate they will be short term and we are targeting to generate $200 million in working capital improvement through inventory release. Given these inputs, we anticipate fourth quarter adjusted EBIT of $130 to $150 million.
The unusual pressures on demand in the fourth quarter, while intense, are mainly driven by non-recurring dynamics. We expect fourth quarter destocking in auto and industrial to be seasonal in nature, and as it eases we will realign our production to this demand cadence. We will continue to drive our synergy projects that are expected to further lower our cost position, which could have pricing compression offsets depending on the demand environment.
The Acetyl Chain (AC) delivered third quarter adjusted EBIT of $276 million and operating EBITDA of $339 million, at margins of 23 and 28 percent, respectively. Net sales in the quarter decreased sequentially by 1 percent, comprised of a 2 percent decline in price, partially offset by currency favorability. Volumes were flat sequentially with the team flexing incremental opportunistic volumes in downstream derivatives such as acetate tow which offset volume declines across the balance of the chain. The team delivered these results despite lingering financial impacts from the second quarter force majeure and production impacts, a persistently stagnant demand environment, and unfavorable supply and demand dynamics in Asia, particularly for VAM.
The third quarter was characterized globally by continued lackluster demand in key end-markets like paints, coatings, and construction. However, supply dynamics are distinctly different between the two geographical regions.
In the Western Hemisphere, the team was able to successfully mitigate the third quarter financial impact from the previous quarter’s force majeure and other operational issues in line with our previous guidance of $5 to $10 million. These financial headwinds included sourcing higher cost material from co-producers, shifting production to higher cost assets, and lost sales volume primarily in Europe. The financial impact would have been far greater without the productivity gains we achieved from our new acetic acid expansion at Clear Lake. The team was able to flex our network and ramp up production rates at Clear Lake to help rebuild our depleted inventory, allowing us to capture approximately $20 million of contributions from the acetic acid expansion. I want to specifically thank our manufacturing, supply chain, and procurement teams for all their work, which culminated in a new quarterly production record for acetic acid at Clear Lake.
Our primary challenge in the Western Hemisphere has been soft demand for paints, coatings, and construction, particularly in Europe. Supply to the West has also decreased as imports from Asia to Europe are below historical trends due to production, shipping, and infrastructure costs along with other logistical complexities for the majority of Asian producers.
In Asia there has been new capacity added this year in both acetic acid and VAM. However, the incremental financial headwinds we are seeing in the third quarter are primarily related to VAM. In the case of acetic acid, we are not anticipating significant incremental impacts as a result of the capacity that has been added or the additional near-term capacity. The region has already largely been operating at or near the cost curve and our Asia acetic acid variable margin contribution has been relatively consistent since the third quarter of 2022, with the exception being the third quarter of 2023 as a result of a series of planned and unplanned outages. Demand in Asia has steadily grown but at rates inadequate to absorb the new capacity and much lower than would be expected compared to overall GDP, primarily due to the weakness in the China construction sector.
For VAM, in the third quarter we had anticipated a sequential lift in pricing based on the upward trend we saw in acetic acid in July driven by the heavier turnaround season in Asia. Allowing for a normal time lag, we had anticipated this momentum to flow through our integrated value chain. Instead, acid pricing deteriorated from the peak in mid-August and the brief acid inflection did not translate to VAM. In fact, average VAM pricing across the third quarter sequentially declined between $75 to $100 per ton in Asia.
The decline in pricing was driven by soft demand coupled with new VAM capacity that achieved on-specification production within the third quarter. This was the third VAM capacity addition in 2024 to come on line in a demand environment being driven by weakness in construction applications and EVA, primarily due to excess inventory in solar panels. The combination of weak demand and supply overhang has rippled down the chain, and variable margin contributions from the Asia vinyl chain were the lowest we have seen since the fourth quarter of 2015. Based on the increased optionality and enhanced flexibility, our third quarter adjusted EBIT was approximately 45 percent higher than the fourth quarter of 2015, which was $191 million4.
In the fourth quarter, though demand in the Western Hemisphere was already weak, we are seeing additional softness that is typical of year-end seasonality and destocking. Historically in Asia, seasonal
4 Fourth quarter 2015 adjusted EBIT is inclusive of Acetyl Chain and Consumer Specialties. Consumer Specialties included Acetate Tow and Food Ingredients.

fourth quarter demand ahead of Chinese New Year partially offsets seasonality in the West. Unfortunately, in Asia we have not seen any indications of incremental demand in anticipation of the first quarter or as a result of the China stimulus. Globally for AC, we expect modest sequential declines in both price and volume. In this environment we are proactively taking steps to align our supply with customer demand. To that end, we have flexed our network to optimize cost and have temporarily idled production at our Singapore acetic acid, VAM, Esters, and VAE production units in the first half of the fourth quarter. Additionally, we are idling our Frankfurt VAM plant and plan to continue to use it as our swing capacity to meet demand. Inclusive of these dynamics we anticipate fourth quarter adjusted EBIT of $250 to $265 million.
Though the environment is challenging, the hallmark of our AC team is agility and optionality. The team has built a track record over the last half decade of decisively pivoting and capturing incremental value when we see opportunity. Unfortunately, in the current macroeconomic climate, opportunities are scarce. Given the current supply and demand environment, we believe the 2024 earnings run rate is representative of our near-term expectations for AC.

Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
I want to provide additional context for our Other Activities results before going into free cash flow performance and our actions to drive deleveraging.
In the third quarter we reported a net expense of $56 million in Other Activities adjusted EBIT, a sequential expense reduction of $35 million, which was favorable versus our forecast due to some non-cash costs reductions that are not expected to repeat. For the fourth quarter we anticipate the adjusted EBIT net expense to be in line with our previous guidance of approximately $80 million. Inclusive of fourth quarter guidance this would translate to approximately a 10 percent reduction in net expenses for the year in comparison to 2023. The reduction is a culmination of our team’s exhaustive efforts related to SAP and systems integration and numerous other synergy capture initiatives. We anticipate 2025 will reflect a full year of synergy benefits from projects implemented in 2024 along with a portion of the additional cost reduction initiatives Lori outlined that should be completed in 2025.
Turning to cash generation, for the third quarter we reported free cash flow of $(16) million. Performance for the quarter was below expectations due to lower earnings and unfavorable working capital. While we had anticipated working capital to be a small source of cash, we ended the quarter with working capital as a $238 million use of cash. This headwind was partially driven by production that anticipated sequentially higher demand, while demand ultimately fell short of our expectations and resulted in a near term unfavorable impact to working capital.
For the fourth quarter, we are expecting a sequential lift in free cash flow of approximately $400 million as a result of favorable working capital reduction efforts and roughly $100 million lower cash interest expense, due to timing of bond coupon payments that are more concentrated in the first and third quarters. There is a timing component to the inventory draw and some of the benefits could shift between the fourth quarter and the first quarter of 2025.
There are a number of non-repeating factors in 2024 that drove free cash flow unusually low for this level of earnings. Let me walk through the impact of each in turn.
•Cash taxes are elevated by approximately $150 million largely driven by transfer tax payments related to restructuring, which we anticipate recouping in the coming years through corresponding foreign tax credits, as well as the timing of income versus tax payments across 2024 which vary on a year-to-year basis.
•In 2024, we are anticipating working capital to be an approximate $150 million use of cash versus our previous expectation of being a source of cash.
•This year’s M&M cash cost to achieve synergies is expected to land near the middle of our previous guidance of $100 to $150 million. We anticipate 2024 cost to represent a peak as some of the largest cost are a result of SAP integration, functional cost reductions, and the previously announced manufacturing footprint optimization with the majority of these cost being incurred in 2024 and early 2025.
For comparison, in a year without these challenges, using our full year 2024 operating EBITDA outlook and limiting capital expenditures to approximately $400 million, we would expect to generate free cash flows between $800 to $900 million. Therefore, even without visibility to earnings improvement next year, we can expect an increase in free cash flow.
We continue to progress our deleveraging efforts and have retired $1 billion in bonds this year. In the third quarter we repaid an approximately $500 million bond maturity, with a portion of this payment being temporarily placed on the revolver. At the end of the quarter our U.S. revolver balance was $120 million, primarily resulting from the unanticipated working capital build. We intend to repay this balance and have our $1.75 billion U.S. revolver undrawn at year end.

In the first quarter we have $1.3 billion in bonds maturing. We expect cash flow timing impacts from the drop in demand, unwinding the working capital build, and higher cash cost to achieve synergies in the next six months. Therefore, as you saw in the 8-K that was released today, we have procured a delayed draw term loan for up to $1 billion as a cost effective bridge. This provides incremental flexibility with discretion on timing to draw against the loan and the amount borrowed. The loan will be prepayable without penalty and will begin accruing interest after the loan has been drawn. We expect to draw on the term loan in the first quarter of 2025 and use the proceeds toward the $1.3 billion maturing debt.
In addition to the cash flow timing, the earnings headwinds also warranted a proactive look at our debt covenants, so we revised the covenants given the benefits of the Food Ingredients divestiture rolled off in the third quarter.
Our priority is unchanged – we are focused on deleveraging to our targeted leverage ratio of 3x net debt to EBITDA as rapidly as possible while creating long-term value for our investors. As Lori discussed, based on the persistently lower demand environment and its impact on earnings, we intend to reduce our quarterly dividend by approximately 95 percent beginning in the first quarter of 2025. We believe it is prudent and in the best interest of delivering long-term value to reduce the dividend and deploy this cash to debt repayment. In reaching this decision, we assessed many options to support our deleveraging efforts. This was not a decision taken lightly as we recognize the importance of the dividend to our shareholders. Ultimately, we concluded this is one of the most cost-effective sources of capital and accelerates our deleveraging timing. The cash we will divert from dividends to repay debt will consequently be available in future years for shareholder value creation in the form of dividends and share repurchases once we return to a balanced capital allocation strategy.
Additionally, we continue to evaluate divestiture opportunities. As previously discussed, some are comparable in scale to our recent Food Ingredients transaction. Although current conditions make timing somewhat uncertain, we are actively assessing the available options. The future cash flow generation capability of Celanese is significant and we look forward to accelerating the return of capital to shareholders once we have progressed in our deleveraging efforts.

Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
In the fourth quarter, we expect destocking across key end-markets as well as earnings impacts from slowing our production to align with those demand levels. Given these conditions, we anticipate fourth quarter adjusted earnings per share of approximately $1.25. While we have not fully developed our outlook for 2025, there is currently little indication of a near-term return to normalized demand patterns or supply and demand balances.
At Celanese, we hold ourselves to a high standard, and our third quarter results and near-term outlook do not meet our expectations. Given the challenging industry headwinds that have negatively impacted the performance of our business, we are focusing on additional actions to strengthen the company and create value through business improvement, earnings growth, free cash flow expansion, and deleveraging. I am confident that our actions position Celanese for long-term success and shareholder value creation.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or the Israel-Hamas conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.

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